KPMG LLP Suite 1400 55 Second Street San Francisco, CA 94105 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the use of our report dated December 9, 2022, with respect to the consolidated financial statements of The Cooper Companies, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference. San Francisco, California March 29, 2023